Exhibit 10.4

Non-Employee Director Compensation Policy

of

Nuvation Bio Inc.

(Adopted April 15, 2026)

Non-Employee Directors of Nuvation Bio Inc. (the “Company”) are compensated for service on the Board of Directors of the Company (the “Board”) through a combination of cash retainer and equity awards. In addition, the Company reimburses Non-Employee Directors for reasonable expenses incurred in serving as a Non-Employee Director.

Cash Compensation

Effective July 1, 2026, annual retainers are paid in the following amounts to Non-Employee Directors:

Annual Retainer	$50,000
Additional Annual Retainer for Non-Executive Board Chair or Lead Independent Director	$30,000
Additional Annual Retainer for Committee Chairs:
Audit Committee	$20,000
Compensation Committee	$15,000
Nominating and Corporate Governance Committee	$12,000
Additional Annual Retainer for Committee Members:
Audit Committee	$10,000
Compensation Committee	$7,500
Nominating and Corporate Governance Committee	$6,000

All annual retainers will be paid in cash quarterly in arrears promptly following the end of the applicable fiscal quarter.

Equity Compensation

Upon initial election or appointment to the Board, each Non-Employee Director shall be granted an option to purchase shares of the Company’s Class A Common Stock with an aggregate value of $770,000 on the date on which the Non-Employee Director’s service as a director begins. The initial option grant will be automatically granted, without further action, on the date on which the Non-Employee Director’s service as a director begins and will vest as to 1/36 of the shares on the first monthly anniversary of the grant date, with the balance of the shares vesting in 35 equal monthly installments thereafter, subject to the Non-Employee Director’s continued service through the vesting date.

On the date of each Annual Meeting of Stockholders (“Annual Meeting”), each Non-Employee Director who was elected or appointed as a director prior to the beginning of the calendar year of the Annual Meeting and whose service as a director will continue after the Annual Meeting shall be granted an option to purchase shares of the Company’s Class A Common Stock with an aggregate value of $385,000. The annual option grant will be automatically granted, without further action, on the date of the applicable

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Annual Meeting and will vest in full on the earlier to occur of (i) the first anniversary of the date of grant and (ii) the date immediately prior to the date of the Annual Meeting for the year following the year in which the grant is made, subject in each case to the Non-Employee Director’s continued service through the vesting date.

The grant-date value of each option granted under this Policy shall be determined using substantially the same methodology utilized by the Company to determine the grant date values of stock options reported in its filings with the Securities and Exchange Commission (or such other methodology as the Board or its Compensation Committee may determine prior to the grant becoming effective).

Options granted under this Policy shall: (i) have an exercise price equal to the closing price of shares of the Company’s Class A Common Stock on the New York Stock Exchange on the grant date; (ii) expire on the tenth anniversary of the grant date; and (iii) be subject to all applicable terms of the Company’s 2021 Equity Incentive Plan and applicable equity award agreements thereunder.

Amendment, Modification and Termination

This Policy may be amended, modified or terminated by the Board in the future, upon the recommendation of its Compensation Committee.

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